Exhibit 10.10

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN

IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

EXECUTION VERSION

AGREEMENT

DATED 19 DECEMBER 2017

FOR

EUROPEAN INVESTMENT BANK

and

EVOTEC AG

RELATING TO A FINANCE CONTRACT DRUG

DISCOVERY RDI

DATED 8 SEPTEMBER 2017

- i -

THIS AGREEMENT is dated 19 December 2017 between:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”); and

(2)	EVOTEC AG, a company incorporated in Germany, having its registered office at Manfred Eiger Campus Essener Bogen 7. D-22419 Hamburg, Germany (the “Borrower”).

RECITALS:

(A)	The Bank has agreed to make a loan available to the Borrower pursuant to the Original Finance Contract (as defined below).

(B)	It was agreed that certain provisions of the Original Finance Contract would be renegotiated following the execution of the Original Finance Contract.

(C)	Following negotiations, the Bank and the Borrower have agreed to amend certain provisions of the Original Finance Contract as set out below.

(D)

The Bank and the Borrower intend and have agreed that the Original Finance Contract becomes effective on 19 December 2017, subject only to the amendments set out below and in the form of the Revised Finance Contract (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Revised Finance Contract” means the Finance Contract, as set out in Schedule 1 to this Agreement.

“Original Finance Contract” means the facility agreement dated 8 September 2017 between the Bank and the Borrower.

1.2	Incorporation of defined terms

1.2.1	Unless a contrary indication appears, a term defined in the Original Finance Contract has the same meaning in this Agreement.

1.2.2	The principles of construction set out in the Original Finance Contract shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” is, unless the context otherwise requires, a reference to a Clause in this Agreement.

2.	REPRESENTATIONS

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of this Agreement, and references to “this Contract” in the Repeating Representations should be construed as references to this Agreement, the Original Finance Contract and the Revised Finance Contract.

3.	AMENDMENT

3.1	Amendment of the Original Finance Contract

With effect from the date of this Agreement, the Original Finance Contract shall be amended as follows:

3.1.1	In the recitals, the paragraph entitled “Effective Date” is deleted in its entirety and replaced with:

“EFFECTIVE DATE

The rights and obligations under this Contract shall be effective from 19 December 2017.”

3.1.2	In Article 1.2 (Definitions) the definition of “Effective Date” is deleted in its entirety.

3.1.3	In Article 5.3 (Compulsory prepayment) the following additional article is included after Article 5.3.4 (Pari Passu to Non-EIB Financing), as article 5.3.4A:

“5.3.4A Mandatory prepayment in case of resolution on dividends

Without prejudice to Clause 9, for so long as any amount (other than Variable Remuneration) is outstanding under this Contract or the Credit is available, if:

(a)

the general assembly (Hauptversammlung) of the Borrower adopts a resolution to distribute a dividend to the holders of the issued stock of the Borrower or to return or purchase shares in the Borrower; and

(b)

at the time of such resolution and/or at the time of the payment of such dividend or the return or purchase of shares in the Borrower a Default (other than a Default resulting from a non-compliance by the Borrower with the information covenants as set out in Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits)), has occurred and is continuing;

then:

(i)

in case of a Default pursuant to Clauses 9.1(a) to (k), the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event; and if thirty (30) days have passed since the date of such request and the effects of such event cannot be mitigated to its reasonable satisfaction, then the Bank may by notice to the Borrower:

(A)	cancel the undisbursed portion of the Credit and/or

(B)	demand the immediate prepayment of the Loan in full, together with accrued interest and all other amounts accrued or outstanding under this Contract; or

(ii)

in case of a Default pursuant to Clause 9.1(l), the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such Default; and if twenty (20) Business Days have passed since the date of such request and such Default is continuing and has not been remedied, then the Bank may by notice to the Borrower:

(A)	cancel the undisbursed portion of the Credit and/or

(B)	demand the immediate prepayment of the Loan in full, together with accrued interest and all other amounts accrued or outstanding under this Contract.

For the avoidance of doubt, Variable Remuneration shall remain payable in respect of the period up to (and including) 31 December 2033, notwithstanding prepayment under this Article 5.3.4A.”

3.1.4	The text in Paragraph 19 of Schedule H (General Undertakings) is deleted in its entirety, and replaced with:

“19. Restrictions on distributions

The Borrower shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, save for:

(i)	with the prior written consent of the Bank;

(ii)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not the Borrower;

(iii)	any dividend payments made by any Subsidiary; or

(iv)	dividend payments or share repurchases or share returns by a Group Company provided that:

(A)	such dividends and repurchases are made in compliance with applicable corporate law and other mandatory regulatory restrictions; and

(B)

to the extent permissible under applicable corporate law and other mandatory regulatory restrictions and for so long as any amount (other than Variable Remuneration) is outstanding under this Contract or the Credit is available, (i) no Default has occurred and is continuing or (ii) in the case of the Borrower only, the Borrower has ensured that the Management Board (a) has allocated and transferred 50% of the annual result of the Borrower into the retained earnings of the Borrower in accordance with Sec. 58 (2) sentence 1 of the German Stock Corporation Act (AktG) and (b) has proposed to the General Meeting of the Borrower to either allocate and transfer any remaining balance sheet profits into the retained earnings of the Borrower or carry any remaining balance sheet profits forward to new account.”

3.1.5	References to this Contract in Paragraphs 2, 4 and 5 of Schedule F (Initial Documentary Conditions Precedent) shall be construed as references to this Agreement and the Original Finance Contract.

4.	FURTHER ASSURANCE

The Parties shall do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	COSTS AND EXPENSES

The Borrower shall promptly on demand pay the Bank the amount of all costs and expenses (including but not limited to legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement.

6.	MISCELLANEOUS

6.1	Incorporation of terms

The provisions of Articles 10.2 (Jurisdiction) to 10.7 (Amendments) (inclusive) and Article 11 (Final Clauses) of the Original Finance Contract shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those articles to “this Contract” are references to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of Luxembourg.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

The Bank
For and on behalf of
EUROPEAN INVESTMENT BANK
By:
The Borrower
For and on behalf of
EVOTEC AG
By:

SCHEDULE 1

REVISED FINANCE CONTRACT

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP

Contract number (FI No.): 88309/86889

Serapis No.: 2016-0763

EUROPEAN INVESTMENT BANK

and

EVOTEC AG

FINANCE CONTRACT

DRUG DISCOVERY RDI

THIS CONTRACT WAS ORIGINALLY MADE ON 8 SEPTEMBER 2017 AND AMENDED ON 19 DECEMBER 2017 BETWEEN:

(1)	THE EUROPEAN INVESTMENT BANK having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the “Bank”); and

(2)	EVOTEC AG, a company incorporated in Germany, having its registered office at Manfred Eiger Campus Essener Bogen 7. D-22419 Hamburg, Germany (the “Borrower”).

WHEREAS:

(A)

The Borrower has stated that it is undertaking research and development projects relating to a proprietary drug discovery pipeline in Germany as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (the “Investment”). The total cost of the Investment, as estimated by the Bank, is EUR 156,500,000.

(B)

The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 75,000,000 under this Finance Contract (the “Contract”) to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% of the cost of the Investment.

(C)	This operation benefits from a guarantee from the European Union under the European Fund for Strategic Investments (“EFSI”).

(D)

The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant policies of the European Union.

(E)

The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the EIB group towards its stakeholders and the citizens of the European Union in general.

(F)

The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

It is hereby agreed as follows:

EFFECTIVE DATE

The rights and obligations under this Contract shall be effective from 19 December 2017.

1.	INTERPRETATION AND DEFINITIONS

1.1	Interpretation

In this Contract:

1.1.1

References to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract.

1.1.2	References to a provision of law are references to that provision as amended or re-enacted.

1.1.3	References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

1.2	Definitions

In this Contract:

“Accepted Tranche” means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a person authorised to sign individually or jointly Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank.

“Availability Period” means the period starting on the date of this Contract and ending on the Final Availability Date.

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and Hamburg, Germany.

“Cash and Cash Equivalent Investments” means, for any financial year, the aggregate of:

(a)	cash in hand or on deposit with any bank, including, without limitation, any amounts standing to the credit of any current account and any overnight and time deposits;

(b)

any investment in money market funds which have a credit rating of either A-3 or higher by Standard & Poor’s Rating Services or F3 or higher by Fitch Ratings Ltd or P-3 or higher by Moody’s Investors Service Limited and to the extent that investment can be turned into cash on not more than 30 days’ notice;

(c)

the market value of any securities which have a credit rating of either BBB- or higher by Standard and Poor’s Rating Services or Fitch Ratings Ltd, or Baa3 or higher by Moody’s Investors Service Limited; and

(d)	any other instrument, securities or investment approved by the Bank.

“Change in the Beneficial Ownership” means a change in the ultimate ownership or control of the Borrower according to the definition of “beneficial owner” set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing as modified or supplemented from time to time.

“Change-of-Control Event” means any person or group of persons acting in concert gains Control of the Borrower or of any entity directly or ultimately Controlling the Borrower.

“Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair the Borrower’s ability to perform its obligations under this Contract.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule E.

“Compulsory Prepayment Fee” means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)

a fee of 1.0% of the Prepayment Amount if (i) the Prepayment Date occurs any time from 5 (five) Business Days before the relevant Disbursement Date to any time before the first anniversary of such Disbursement Date, or (ii) the relevant Tranche is cancelled in accordance with Article 2.7;

(b)	a fee of 0.5% of the Prepayment Amount if the Prepayment Date is on or after the first anniversary of the relevant Disbursement Date but before the second anniversary of such Disbursement Date; or

(c)	a fee of 0.25% of the Prepayment Amount if the Prepayment Date is on or after the second anniversary of the relevant Disbursement Date but before the third anniversary of such Disbursement Date,

with such fee being payable on the applicable Prepayment Date.

For the avoidance of doubt, no such fee shall be payable if the Prepayment Date is after the third anniversary of the relevant Disbursement Date.

“Contract Number” shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters “FI N°”.

“Control”, “Controlling” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Credit” has the meaning given to it in Article 2.1 (Amount of Credit).

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each Group Company including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within 12 (twelve) months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax (excluding VAT);

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any Group Company.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each Group Company expected to be settled within 12 (twelve) months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Indebtedness and Finance Charges;

(b)	liabilities for Tax (excluding VAT);

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Borrower or by a Group Company in favour of a person which is not a Group Company.

“Debt to Capital Ratio Test” means the test which will be met in respect of a financial year if the ratio of the aggregate Indebtedness of the Group (excluding intra-Group Indebtedness) to shareholders’ equity in respect of such financial year, in each case as at the end of such financial year and as set out in the Group financial statements, is no higher than 70:30.

“Default” means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Contract or any combination of any of the foregoing) be an Event of Default.

“Disbursement Acceptance” means a copy of the Disbursement Offer duly countersigned by the Borrower.

“Disbursement Acceptance Deadline” means the date and time of expiry of a Disbursement Offer as specified therein.

“Disbursement Account” means, in respect of each Tranche, the account (specified by IBAN code, if the country is included in IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice, and BIC/SWIFT code of the bank) set out in the most recent List of Authorised Signatories and Accounts into which the Borrower has requested in the Disbursement Acceptance that disbursement of such Tranche be made.

“Disbursement Date” means the date on which a Tranche is disbursed in accordance with Article 2.2.2.

“Disbursement Offer” means a letter substantially in the form set out in Schedule C.

“Dispute” has the meaning given to it in Article 10.2.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)

the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties in accordance with the terms of this Contract,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“EBITDA” means, in respect of any financial year, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)

before deducting any interest income and expenses, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that financial year;

(b)	after adding back any amount attributable to the amortisation or depreciation of assets of Group Companies;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(e)

plus or minus the Group’s share of the profits or losses (after finance costs and tax) of any investment or entity (which is not itself a Group Company (including associates and Joint Ventures)) in which any Group Company has an ownership interest;

(f)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(g)	before taking into account any gain arising from an upward revaluation of any other asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“EBITDA Leverage Ratio Test” means the test which will be met in respect of a financial year if the ratio of the aggregate Indebtedness of the Group (excluding intra-Group Indebtedness) net of Cash and Cash Equivalent Investments as at the end of such financial year to EBITDA in respect of such financial year is no higher than 3:1.

“EFSI” has the meaning given in Recital C.

“EFSI Regulation” means the Regulation 2015/1017 of the European Parliament and of the Council of 25 June 2015 on the European Fund for Strategic Investments.

“Environment” means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

“Environmental Approval” means any Authorisation required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means European Union law, including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

“Equity Investments” means each acquisition of shares or securities of a business or entity (or, in each case, any interest in any of them, including, without limitation, participation rights granting a share in the profits, revenues and/or sale or liquidation proceeds of another business or entity or a certain project of another entity) by any Group Company (excluding, however, (i) any acquisition of a business or entity by way of an asset deal and/or (ii) any acquisition of 100% of all shares or securities of a business or entity) pursuant to the Evotec Innovate programme:

(a)	where such acquisition or the agreement to so acquire occurred during the period commencing on 1 January 2017 and ending on the Final Availability Date; or

(b)	where such acquisition occurred prior to 1 January 2017 and where the continuing investment requirements associated with the respective acquisition are at least EUR 375,000 in any year.

“EURIBOR” has the meaning given to it in Schedule B (Definition of EURIBOR).

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Event of Default” means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations;

(d)	changes in valuation of contingent consideration liabilities (being obligations on the Borrower to make payments in respect of earn-out or similar provisions); and

(e)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

“Final Availability Date” means 36 months after the date of this Contract.

“Finance Charges” means, for any financial year, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of any Indebtedness of any Group Company (calculated on a consolidated basis) in cash in respect of that financial year:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any Group Company under any interest rate hedging arrangement;

(d)	if a Joint Venture is accounted for on a proportionate consolidation basis, after adding the Group’s share of the finance costs or interest receivable of the Joint Venture;

(e)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis; and

(f)	excluding any capitalised interest,

together with the amount of any cash dividends or distributions paid or made by the Borrower in respect of that financial year and so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Fixed Rate” means 1.6% (160 basis points) per annum.

“GAAP” means generally accepted accounting principles in Germany, including IFRS.

“Group” means the Group Companies, taken together as a whole.

“Group Company” means the Borrower and its Subsidiaries.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes: tax evasion, tax fraud, fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism, organised crime or any illegal activity that may affect the financial interests of the EU, according to applicable laws.

“Indebtedness” means any:

(a)	obligations for borrowed money;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)

indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

“Intellectual Property Rights” shall mean any discovery, invention, formulation, formulae, knowledge, know-how, experience, method, technological development, enhancement, modification, improvement, work of authorship, computer software (including, but not limited to, source code and executable code) and documentation thereof, data or collection of data, whether patentable or not, or susceptible to copyright or any other form of legal protection, and all patent, copyright, trade secret or other intellectual property or other proprietary rights in the foregoing in any tangible or intangible form, which may now or in the future subsist.

“Investment” has the meaning given to that term in Recital 0.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Lead Organisation” means the European Union, the United Nations, the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force and the Organisation for Economic Cooperation and Development.

“List of Authorised Signatories and Accounts” means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the name of the account beneficiary, IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account(s) to which disbursements may be made under this Contract.

“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.

“Loan Payment Date” means 30 June and 30 December falling in each year up to and including the Maturity Date, save that:

(a)	in case any such date (other than the Maturity Date) is not a Relevant Business Day, it means the following Relevant Business Day without adjustment to the interest due under Article 4.1; and

(b)	in case the Maturity Date is not a Relevant Business Day, it means the preceding Relevant Business Day and only in this case, with adjustment to the interest due under Article 4.1.

“Material Adverse Change” means, any event or change of condition, which, in the reasonable opinion of the Bank has a material adverse effect on:

(a)	the ability of the Borrower to perform its obligations under this Contract; or

(b)	the business, operations, property or financial condition or prospects of the Borrower or the Group as a whole; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under this Contract.

“Material Subsidiary” means any Subsidiary of the Borrower from time to time, whose gross revenues, total assets or EBITDA represents not less than 10% of (i) the consolidated gross revenues of the Group or, (ii) the consolidated total assets of the Group or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated annual audited accounts of the Group, which shall be prepared in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

“Maturity Date” means in respect of each Tranche, the sole repayment date falling on the seventh anniversary of the relevant Disbursement Date.

“Non-EIB Financing” includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other Group Company)), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other Group Company)) for a term of more than 3 (three) years.

“Partnered Projects” means research and development projects which have been entered into by a Group Company prior to the signing of this Contract, where the Borrower has agreed with a third party that such party will provide the majority of the required funding in relation to such project or investment, and no amount drawn in respect of the Loan will be applied to such projects or investments.

“Party” means a party to this Agreement.

“Payment Date” means each Loan Payment Date and each Variable Remuneration Payment Date.

“Permitted Disposal” means any disposal of assets which is permitted in accordance with Paragraph 8 of Schedule H.

“Permitted Guarantees” means each and every guarantee permitted in accordance with Paragraph 17 of Schedule H.

“Permitted Hedging” has the meaning given to such term in Paragraph 18 of Schedule H.

“Permitted Indebtedness” means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 16 of Schedule H.

“Permitted Security” means Security of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 23(c) of Schedule H.

“Phase II” means the second clinical phase of controlled studies during Research and Development Projects, where a human clinical trial of a specific product in any country is conducted to evaluate the efficacy of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the side effect profile and risks associated with the drug, as well as to further determine the drug-dosage for phase III.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 5.2, 5.3 or 9.1 or cancelled in accordance with Article 2.7.

“Prepayment Date” means the date, which shall be a Loan Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.

“Prepayment Event” means any of the events described in Article 5.3 (Compulsory Prepayment).

“Prepayment Fee” means either the Voluntary Prepayment Fee or the Compulsory Prepayment Fee, as applicable.

“Prepayment Notice” means a written notice from the Bank to the Borrower in accordance with Article 5.2.2.

“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 5.2.1.

“Qualifying Investment” means: (a) each Research and Development Project and Equity Investment where any investment is made by a Group Company during the period from (and including) 1 January 2017 to (and including) the final Disbursement Date; and (b) each Research and Development Project and Equity Investment specified in any list provided in respect of the final Tranche in accordance with Article 2.5.2(b)(ii); in each case (i) and (ii) provided that if the Bank notifies the Borrower that it requires a limitation (in whole or in part) of an amount to be disbursed under a Tranche and applied to a particular Research and Development Project and/or Equity Investment, (i) where no amount is disbursed under this Contract in respect of that Research and Development Project and/or Equity Investment, such Research and Development Project or Equity Investment shall not be a Qualifying Investment; and (ii) where a limited amount is disbursed under this Contract in respect of that Research and Development Project and/or Equity Investment, a proportionate adjustment to Variable Remuneration in respect of such Qualifying Investment shall be agreed between the Bank and the Borrower prior to disbursement.

“Relevant Business Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

“Repayment Date” means the date on which the Loan is repaid in full, together with all amounts payable under this Agreement other than the Variable Remuneration (which shall remain payable in accordance with Clause 4.2.

“Repeating Representations” means each of the representations set out in Schedule G (Representations and Warranties) other than in Paragraphs 2(a), 6(c), 7(c), 7(g), 8(b), 8(c) and 9 thereof and those Paragraphs thereof which are identified with the words “(Non-repeating)” at the end of the Paragraphs.

“Research and Development Project” means, other than Partnered Projects, each research and development project entered into by a Group Company pursuant to the Evotec Innovate programme:

(a)	during the period commencing on 1 January 2017 and ending on the Final Availability Date; or

(b)	where such research and development project was entered into prior to 1 January 2017 and which requires further investment of at least EUR 375,000 in any year.

The Parties acknowledge and agree that such research and development project is and will be managed by a department unit of a Group Company which is not and will not be solely responsible for such research and development project but rather manages and will manage several research and development projects under this Contract and otherwise.

A list of the projects entered into in 2017 prior to the signing of this Contract which form part of this definition is set out in Schedule J.

“Revenues” means any payment or other consideration (including equity) that the Borrower or any Group Company receives in connection with a Research and Development Project:

(a)

other than amounts that are committed or paid on arm’s length terms and at fair market value to cover the costs of research and development activities related to actual or potential products which are developed in the relevant Research and Development Project;

(b)	including the proceeds of any disposal of assets relating to a Research and Development Project; and

(c)	net of transaction costs and licence fees committed or paid by the Borrower or any Group Company on arm’s length terms and directly related to the relevant Research and Development Project.

“Security” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means an entity of which the Borrower has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise; provided, however, that Panion Ltd. shall be deemed not to be a Subsidiary.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” has the meaning given to it in Recital 0.

“Tranche” means each disbursement made or to be made under this Contract. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2.

“Upfront Payments” means an initial payment received by a Group Company from a third party as part of an intended ongoing arrangement in connection with a Research and Development Project, where such payment shall cover costs of the Research and Development Project already incurred and/or forecast to be incurred in the future by the relevant Group Company.

“Variable Remuneration” has the meaning given to it in Clause 4.2.1.

“Variable Remuneration Payment Date” means the first of 30 June and 30 December in each year to fall after the publication of the Borrower’s audited consolidated financial statements for the preceding financial year, up to (and including) the first of those dates to fall after the publication of the Borrower’s audited consolidated financial statements for the year ended 31 December 2033.

“Voluntary Non EIB Prepayment” means a voluntary prepayment by any Group Company (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing unless:

(a)	such prepayment is made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b)	such prepayment is made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

“Voluntary Prepayment Fee” means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)

a fee of 1.6% of the Prepayment Amount if (i) the Prepayment Date occurs any time from 5 (five) Business Days before the Disbursement Date to any time before the first anniversary of such Disbursement Date, or (ii) the relevant Tranche is cancelled in accordance with Article 2.7;

(b)	a fee of 0.8% of the Prepayment Amount if the Prepayment Date is on or after the first anniversary of the relevant Disbursement Date but before the second anniversary of such Disbursement Date; or

(c)	a fee of 0.4% of the Prepayment Amount if the Prepayment Date is on or after the second anniversary of the relevant Disbursement Date but before the third anniversary of such Disbursement Date,

with such fee being payable on the applicable Prepayment Date.

For the avoidance of doubt, no such fee shall be payable if the Prepayment Date is after the third anniversary of the relevant Disbursement Date.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

2.	CREDIT AND DISBURSEMENTS

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 75,000,000 for the financing of the Investment (the “Credit”).

2.2	Disbursement procedure

2.2.1	Tranches

The Bank shall disburse the Credit in Euros in up to 12 Tranches. The amount of each Tranche, shall be in a minimum amount of EUR 2,000,000 or (if less) the entire undrawn balance of the Credit.

2.2.2	Disbursement Offer

Subject to Article 2.5, upon request by the Borrower, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount of the Tranche;

(b)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the Fixed Rate, the Loan Payment Dates and interest periods;

(d)	the terms for repayment of principal, including the Maturity Date; and

(e)	the Disbursement Acceptance Deadline.

2.2.3	Disbursement Acceptance

(a)

The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account);

(b)

If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5 are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)

The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

2.3	Disbursement Account

2.3.1	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.

2.3.2	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that prior to the first Disbursement Offer it has received all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it.

2.5.2	All Tranches—Documentary Conditions Precedent

No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance (but excluding, for the avoidance of doubt, the quality of the relevant Research and Development Projects and/or Equity Investments) satisfactory to it:

(a)	a certificate from the Borrower in the form of Schedule D, signed by an authorised representative of the Borrower and dated on the date the Disbursement Offer is to be made; and

(b)

a report, signed by the chief financial officer or the chief executive officer of the Borrower, providing a detailed overview of the Research and Development Projects and/or Equity Investments to which the Tranche will be applied (and the relevant amounts to be so applied), and including:

(i)

evidence confirming the amount the Group Companies have already invested (from the Group’s own resources or a third party lender) towards each Research and Development Project and/or Equity Investment to which the respective Tranche shall be allocated, which (a) to the extent that proceeds of the Tranche shall be further invested in such Research and Development Project and/or Equity Investment, shall be at least equal to the amount of the relevant Tranche which is intended to be further invested in such Research and Development Project or Equity Investment, and/or (b) to the extent that the proceeds of the Tranche shall not be further invested in such Research and Development Project and/or Equity Investment, shall be at least two times the amount of the relevant Tranche which is intended to be allocated to (but not further invested in) such Research and Development Project or Equity Investment, provided that no such amount may be included in the report if and to the extent that such amounts have been included in previous reports as evidence for investments of the Group Companies (from the Group’s own resources or those of a third party lender) in relation to any previous Disbursement Offer; and/or

(ii)

in relation to the final Tranche only, to the extent that amounts as specified in paragraph (i) above have not yet been invested in Research and Development Projects or Equity Investments at such time, a list of each Research and Development Project and/or Equity Investment which the Borrower commits to invest in and apply proceeds of the Tranche towards during the period of six (6) months from the Disbursement Date of the final Tranche, and evidence confirming that the Group Companies will invest (from the Group’s own resources or a third party lender) an amount equal to or greater than the amount of the Tranche to be allocated to each relevant Research and Development Project and/or Equity Investment towards such projects and investments during such period.

For the avoidance of doubt, the actual investments will be closely monitored in order to ensure at least 50:50 funding of the underlying projects.

2.5.3	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the representations and warranties which are repeated pursuant to Article 7.2 are materially correct in all respects; and

(b)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

(i)	an Event of Default; or

(ii)	a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction),

or would, in each case, result from the disbursement of the proposed Tranche.

2.6	Cancellation

2.6.1

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the notice.

2.6.2	The Bank may, by notice in writing to the Borrower, cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect:

(a)

upon the occurrence of an event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction); or

(b)	by an amount equal to the amount by which it is entitled to cancel the Credit pursuant to Article 5.3.1 (Cost reduction).

2.7	Fee for cancellation of an Accepted Tranche

2.7.1	If pursuant to Article 2.6.1. the Borrower cancels a Tranche which is an Accepted Tranche, the Borrower shall pay to the Bank the Voluntary Prepayment Fee.

2.7.2	If the Bank cancels an Accepted Tranche upon an Event of Default that is continuing, the Borrower shall pay to the Bank the Compulsory Prepayment Fee.

2.7.3

If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Compulsory Prepayment Fee (if any), calculated on the basis that the cancelled amount is deemed to have been disbursed and repaid on the Disbursement Date.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Acceptance has been provided in accordance with Article 2.2.3 shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of either party.

2.9	Sums due under Article 2

Sums due under Article 2.6 (Cancellation) shall be payable in EUR. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

3.	THE LOAN

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

3.2.1	Interest, Variable Remuneration, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

3.2.2	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

4.	REMUNERATION

4.1	Interest

The Borrower shall pay interest on the outstanding balance of each Tranche at the Fixed Rate, semi-annually in arrears on the relevant Loan Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is fifteen (15) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

4.2	Variable Remuneration

4.2.1

The Bank and the Borrower agree that in consideration of the Bank making the Credit available to the Borrower in accordance with this Contract, and in addition to amounts of interest payable under Article 4.1 above, the Borrower shall pay to the Bank a variable remuneration based on performance indicators and for specific periods, as set out in 4.2.2 below (the “Variable Remuneration”) provided that the aggregate Variable Remuneration payable under this Contract shall not exceed the amount of the Loan actually disbursed (being EUR 75,000,000 if the full Credit is disbursed hereunder).

4.2.2	The Variable Remuneration payable by the Borrower to the Bank shall be equal to the aggregate of:

(a)

in respect of all Revenues received by a Group Company, net of VAT and other transaction taxes paid by a Group Company, other than Upfront Payments, during the period from (and including) 1 January 2024 to (and including) 31 December 2033 and in relation to any Research and Development Project which is a Qualifying Investment:

(i)	1.5% of such amounts for so long as the relevant Research and Development Project has not yet reached Phase II; and

(ii)	8% of such amounts once the relevant Research and Development Project has reached Phase II (i.e. “first patient in”);

(b)

5% of all proceeds (net of VAT, other transaction taxes and transaction costs paid by a Group Company) received by a Group Company from any divestment of Equity Investments which are Qualifying Investments, or distributions or other return on the shares or other securities in such Equity Investments, in each case during the period from (and including) the date of this Contract to (and including) 31 December 2033.

4.2.3

The Borrower shall pay to the Bank each year, on the Variable Remuneration Payment Date, the Variable Remuneration in respect of the financial year to which such financial statements relate, notwithstanding any prior repayment of the Loan. For the avoidance of doubt, Variable Remuneration shall be payable beyond the Maturity Date and will remain payable in respect of the period up to (and including) 31 December 2033.

4.2.4

The Borrower shall provide to the Bank, within 10 (ten) Business Days after the same date on which it provides its annual financial statements in accordance with paragraph 2(a)(i) of Schedule I, a detailed statement setting out how the Variable Remuneration in respect of the relevant financial year has been calculated. The Bank shall be entitled to challenge or request further information in respect of such statement, and if the Bank does so the Borrower shall provide any information reasonably requested and enter into discussions with the Bank in good faith in order to agree the Variable Remuneration in respect of such financial year.

4.2.5	Following agreement on the Variable Remuneration, the Bank shall, by notice to the Borrower, request payment of the Variable Remuneration.

4.3	Interest on overdue sums

Without prejudice to Article 9 and by way of exception to Article 4.1, if the Borrower fails to pay any amount payable by it under this Contract on its due date, interest shall accrue (subject to mandatory provisions of the applicable laws, including Article 1154 of the Luxembourg Civil Code) on any such overdue amount from the due date to the date of actual payment at an annual rate equal to the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points), and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.3, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

5.	REPAYMENT

5.1	Normal repayment

The Borrower shall repay each Tranche disbursed by the Bank under the Credit, together with all other amounts outstanding under this Contract in relation to that Tranche (other than Variable Remuneration, which will continue to be payable in accordance with Article 4.1) in a single instalment on the Maturity Date of that Tranche.

5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)

Subject to Articles 5.2.2 and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest and any Voluntary Prepayment Fee and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month’s prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, and (iii) the Contract Number.

(b)	The Prepayment Request may not be revoked or altered.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche under this Article 5.2, the Borrower shall pay to the Bank on the Prepayment Date the relevant Voluntary Prepayment Fee in respect of the Tranche which is being repaid.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, any Voluntary Prepayment Fee and the method of application of the Prepayment Amount. If the Prepayment Notice specifies a Voluntary Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment. The deadline for the acceptance will be 17:00 CET on the day after the Prepayment Notice is sent.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest and any Voluntary Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.3	Compulsory prepayment

5.3.1	Cost Reduction

If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital 0 so that the amount of the Credit exceeds 50% of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan up to the amount by which the Credit exceeds 50% of the total cost of the Investment.

5.3.2	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself; or

(b)	a Change-of-Law Event has occurred or is likely to occur.

In such case, or if the Bank has reasonable cause to believe that such an event has occurred or is reasonably likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the effects of such event cannot be mitigated to its reasonable satisfaction, or in any event if a Change-of-Control Event or Change-of-Law Event has actually occurred and is continuing, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

In the event that the Borrower considers information to be provided to the Bank under this Article 5.3.2 to be “inside information” (as defined in the Market Abuse Regulation (Regulation 596/2014)), it shall notify the Bank thereof.

5.3.3	Illegality

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, as applicable, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.4	Pari Passu to Non-EIB Financing

If:

(a)	a Voluntary Non EIB Prepayment has occurred; or

(b)

(i) a Voluntary Non EIB Prepayment is likely to occur and (ii) the Bank has requested a consultation with the Borrower in respect of such Voluntary Non EIB Prepayment and at least 30 (thirty) days have passed since the date of such request, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

5.3.4A	Mandatory prepayment in case of resolution on dividends

Without prejudice to Clause 9, for so long as any amount (other than Variable Remuneration) is outstanding under this Contract or the Credit is available, if:

(a)

the general assembly (Hauptversammlung) of the Borrower adopts a resolution to distribute a dividend to the holders of the issued stock of the Borrower or to return or purchase shares in the Borrower; and

(b)

at the time of such resolution and/or at the time of the payment of such dividend or the return or purchase of shares in the Borrower a Default (other than a Default resulting from a non-compliance by the Borrower with the information covenants as set out in Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits)), has occurred and is continuing;

then:

(i)

in case of a Default pursuant to Clauses 9.1(a) to (k), the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event; and if thirty (30) days have passed since the date of such request and the effects of such event cannot be mitigated to its reasonable satisfaction, then the Bank may by notice to the Borrower:

(A)	cancel the undisbursed portion of the Credit and/or

(B)	demand the immediate prepayment of the Loan in full, together with accrued interest and all other amounts accrued or outstanding under this Contract; or

(ii)

in case of a Default pursuant to Clause 9.1(l), the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such Default; and if twenty (20) Business Days have passed since the date of such request and such Default is continuing and has not been remedied, then the Bank may by notice to the Borrower:

(A)	cancel the undisbursed portion of the Credit and/or

(B)	demand the immediate prepayment of the Loan in full, together with accrued interest and all other amounts accrued or outstanding under this Contract.

For the avoidance of doubt, Variable Remuneration shall remain payable in respect of the period up to (and including) 31 December 2033, notwithstanding prepayment under this Article 5.3.4A.

5.3.5	Prepayment Fee

In the case of a Prepayment Event in relation to a Tranche under this Article 5.3, the Borrower shall pay to the Bank on the Prepayment Date the Compulsory Prepayment Fee in respect of the Tranche which is being prepaid.

5.3.6	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 to 5.3.3 shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3).

5.4	General

5.4.1	A repaid or prepaid amount may not be reborrowed.

5.4.2	If the Borrower prepays a Tranche on a date other than a relevant Loan Payment Date, the Borrower shall pay the Bank an administrative fee as notified by the Bank.

6.	PAYMENTS

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

6.2.1

If neither this Contract nor the Bank’s demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

6.2.2	Each sum payable by the Borrower under this Contract shall be paid via [***] to the account open in the name of the [***], or such other account notified by the Bank to the Borrower.

6.2.3	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

6.2.4

Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

6.4.1

the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Contract as the Bank may deem necessary in the circumstances;

6.4.2

the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in Article 6.4.1 above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

6.4.3

the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4.

6.5	Application of sums received

6.5.1	General

Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under this Contract;

(b)	secondly, any accrued interest due but unpaid under this Contract or Variable Remuneration;

(c)	thirdly, any principal due but unpaid under this Contract; and

(d)	fourthly, any other sum due but unpaid under this Contract.

6.5.3	Allocation of sums related to Tranches

In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

7.	BORROWER UNDERTAKINGS AND REPRESENTATIONS

7.1	The Borrower makes the representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Agreement.

7.2

The Repeating Representations are deemed to be made by the Borrower on the date of each Disbursement Acceptance, each Disbursement Date, each anniversary of the Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

7.3

The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is available, save for the undertakings in Paragraphs 8 (to the extent specified in that paragraph), 12, 14, 15, 16, 17, 18, 20, 23 and 24 in Schedule H (General Undertakings) which shall remain in force from the date of this Contract for so long as any amount (other than Variable Remuneration) is outstanding under this Contract or the Credit is available.

8.	CHARGES AND EXPENSES

8.1	Taxes, duties and fees

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

8.2	Other charges

The Borrower shall bear all documented charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Contract or any related document, any amendment, supplement or waiver in respect of this Contract or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.3	Increased costs, indemnity and set-off

(a)

The Borrower shall pay to the Bank any documented sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)

Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)

The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

9.	EVENTS OF DEFAULT

9.1	Right to demand repayment

The Bank may demand (in writing) immediate repayment by the Borrower of all or part of the Loan (as requested by the Bank), together with accrued interest, any Compulsory Prepayment Fee and all other accrued or outstanding amounts under this Contract, if:

(a)

any amount payable pursuant to this Contract is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)

any information or document given to the Bank by or on behalf of the Borrower or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of the Borrower in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)

the Borrower is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(d)

the Borrower is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e)

any corporate action, legal proceedings or other procedure is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of the Borrower, or if the Borrower takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law;

(f)

an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or any property forming part of the Investment;

(g)	the Borrower defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	the Borrower defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

(i)

any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) days;

(j)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k)

it is or becomes unlawful for the Borrower to perform any of its obligations under this Contract, or this Contract is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms; or

(l)

the Borrower fails to comply with any other provision under this Contract, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan.

9.3	Prepayment Fee

In case of demand under Article 9.1, the Borrower shall pay the Bank the amount demanded including the relevant Compulsory Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

10.	LAW AND JURISDICTION, MISCELLANEOUS

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Luxembourg.

10.2	Jurisdiction

(a)

The courts of Luxembourg-City have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)

This Article 10.2 is for the benefit of the Bank only. As a result and notwithstanding Article 10.2(a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.3	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

10.4	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.5	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.6	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.7	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

10.8	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

11.	FINAL CLAUSES

11.1	Notices to either party

Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address, facsimile number or e-mail address as set out below:

For the Bank	Attention: [***]

For the Borrower	Attention: [***]

The Bank and the Borrower shall notify each other in writing upon changing any of their respective communication details.

11.2	Form of notice

Any notice or other communication given under this Contract must be in writing.

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, facsimile or e-mail. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter, on receipt of transmission in relation to a facsimile, on the date when the e-mail is sent in relation to an e-mail message sent by the Bank or when confirmed by return e-mail by an authorised officer to have been received in readable form.

Other notices and communications may be made by hand delivery, registered letter, facsimile or e-mail.

Without affecting the validity of any notice delivered by facsimile or e-mail according to the paragraphs above, a copy of each notice delivered by facsimile or e-mail as applicable shall also be sent by letter to the relevant party on the next following Business Day at the latest.

Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

Any notice provided by the Borrower to the Bank by e-mail shall mention the Contract Number in the subject line and shall be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the e-mail.

The Bank and the Borrower agree that communications sent in accordance with this Article 11.2 shall constitute admissible evidence in court.

11.3	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in three originals in the English language.

Signed for and on behalf of	Signed for and on behalf of

EUROPEAN INVESTMENT BANK	EVOTEC AG

Name: [***]	Name: [***]

Title: Vice-President	Title: CEO

Signature:	Signature:

Name: [***]

Title: CFO

Signature: